Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-52660) pertaining to the Non-Employee Directors’ Equity Compensation Plan of NACCO Industries, Inc. of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. and Subsidiaries, NACCO Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NACCO Industries, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Cleveland, Ohio
February 24, 2006